                                                                    Exhibit 99.1

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Bio-Plexus, Inc.

           We have audited the balance sheets of Bio-Plexus, Inc. as of December 31, 2001 and 2000 and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, such financial statements present fairly, in all material respects, the financial position of Bio-Plexus, Inc. as of December 31, 2001 and 2000, and the results of its operations, and its cash flows for each of the three years ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

           The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, and will require additional capital in 2002 to fund continuing operations. These items raise substantial doubt about the Company's ability to continue as a going concern through December 31, 2002. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Mahoney Sabol & Company, LLP
--------------------------------
MAHONEY SABOL & COMPANY, LLP

Hartford, Connecticut
February 1, 2002


                                          BIO-PLEXUS, INC.

                                           BALANCE SHEETS

                                                                DECEMBER 31,       DECEMBER 31,
                                                                   2001               2000
                                                               -------------      -------------
ASSETS

Current assets:
    Cash ................................................      $    953,000       $  4,003,000
    Accounts receivable, net ............................           352,000            516,000
    Royalty receivables .................................           163,000                 --
    Inventories:
           Raw materials ................................         1,015,000          1,379,000
           Work-in-process ..............................           360,000             36,000
           Finished goods ...............................           338,000          1,634,000
                                                               -------------      -------------
                                                                  1,713,000          3,049,000
Other current assets ....................................           201,000            127,000
                                                               -------------      -------------
                     Total current assets ...............         3,382,000          7,695,000
                                                               -------------      -------------
Fixed assets, net (Note 4) ..............................         7,839,000          7,845,000
Deferred debt financing expenses, net of amortization ...                --          1,017,000
Patents, net of amortization ............................           432,000            415,000
                                                               -------------      -------------
                                                               $ 11,653,000       $ 16,972,000
                                                               =============      =============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Current portion of long-term debt (Note 5) ..........      $     60,000       $     52,000
    Accounts payable and accrued expenses ...............           353,000          1,129,000
    Deferred revenue ....................................            49,000                 --
    Accrued vacation ....................................            35,000            122,000
    Other accrued employee costs ........................            22,000            282,000
                                                               -------------      -------------
                     Total current liabilities ..........           519,000          1,585,000
                                                               -------------      -------------
Long-term debt, net (Note 5) ............................         1,199,000         17,806,000
                                                               -------------      -------------

Shareholders' equity (deficit) (Note 7):
    Common stock, $.001 par value, 25,000,000 authorized,
           11,577,991 shares issued and outstanding .....            12,000                 --
    Common stock, no par value, 4,000,000 authorized,
           1,488,723 shares issued and outstanding ......                --         76,412,000
Paid-in-capital .........................................        99,321,000                 --
Deferred compensation, net ..............................          (508,000)                --
Accumulated deficit .....................................       (88,890,000)       (78,831,000)
                                                               -------------      -------------
                     Total shareholders' equity (deficit)         9,935,000         (2,419,000)
                                                               -------------      -------------
                                                               $ 11,653,000       $ 16,972,000
                                                               =============      =============

                               See accompanying summary of significant
                       accounting policies and notes to financial statements.


                                               BIO-PLEXUS, INC.

                                           STATEMENTS OF OPERATIONS

                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                                     -------------------------------
                                                                 2001               2000               1999
                                                             -------------      -------------      -------------
Revenue:
      Product .........................................      $  5,565,000       $  4,693,000       $  5,498,000
      Services (Note 10) ..............................           322,000            234,000          1,526,000
      Royalties (Note 10) .............................           484,000             68,000                 --
                                                             -------------      -------------      -------------
                     Total revenue ....................         6,371,000          4,995,000          7,024,000
                                                             -------------      -------------      -------------

Costs and expenses:
      Product .........................................         3,640,000          2,450,000          3,754,000
      Services ........................................           163,000             35,000             87,000
      Pre-production manufacturing ....................           540,000                 --                 --
      Research and development ........................         1,538,000          1,453,000          1,379,000
      Selling, general and administrative .............         6,323,000          7,404,000          4,670,000
                                                             -------------      -------------      -------------
                     Total operating costs and expenses        12,204,000         11,342,000          9,890,000
                                                             -------------      -------------      -------------
Operating Loss ........................................        (5,833,000)        (6,347,000)        (2,866,000)
                                                             -------------      -------------      -------------
Financing Expenses:
      Amortization of deferred debt financing .........            63,000            333,000            266,000
      Other financing expense (Note 5) ................           854,000          4,347,000          2,158,000
      Other income ....................................           (66,000)          (301,000)           (57,000)
                                                             -------------      -------------      -------------
                     Total financing expenses .........           851,000          4,379,000          2,367,000
                                                             -------------      -------------      -------------
Loss before reorganization costs ......................        (6,684,000)       (10,726,000)        (5,233,000)

Reorganization costs ..................................         3,377,000                 --                 --

Net loss ..............................................      $(10,061,000)      $(10,726,000)      $ (5,233,000)
                                                             -------------      -------------      -------------
Net loss (basic and diluted) per common share .........      $      (1.65)      $      (7.30)      $      (3.86)
                                                             =============      =============      =============
Weighted average common shares outstanding ............         6,081,913          1,469,551          1,354,092
                                                             =============      =============      =============

                                    See accompanying summary of significant
                            accounting policies and notes to financial statements.


                                               BIO-PLEXUS, INC.

                            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)


                                         COMMON STOCK                               DEFERRED
                                  ----------------------------       PAID-IN-     COMPENSATION,    ACCUMULATED
                                     SHARES          AMOUNT          CAPITAL          NET            DEFICIT         TOTAL
                                  -------------   -------------   -------------   -------------   -------------   -------------
Balance--December 31, 1998 ....      1,279,316    $ 65,349,000    $         --    $         --    $(62,872,000)   $  2,477,000
Exercise of stock options .....          3,292          89,000              --              --              --          89,000
Cash proceeds from sale .......         54,956       1,100,000              --              --              --       1,100,000
Board of Directors' fees ......          1,738          43,000              --              --              --          43,000
Conversion of notes payable ...         54,475       1,467,000              --              --              --       1,467,000
Conversion of warrants ........         14,604              --              --              --              --              --
Warrants issued with debt .....                      3,785,000              --              --                       3,785,000
Net loss ......................             --              --                                      (5,233,000)     (5,233,000)
                                  -------------   -------------   -------------   -------------   -------------   -------------
Balance--December 31, 1999 ....      1,408,381      71,833,000              --              --     (68,105,000)      3,728,000
Exercise of stock options .....          4,495         115,000              --              --              --         115,000
Cash proceeds from sale .......         25,000         750,000              --              --              --         750,000
Board of Directors' fees ......          1,886          40,000              --              --              --          40,000
Conversion of notes payable ...         48,961       1,333,000              --              --              --       1,333,000
Warrants issued with debt .....             --       2,192,000              --              --              --       2,192,000
Expiration of Redeemable
    Common Stock Warrants .....             --         149,000              --              --              --         149,000
Net loss ......................             --              --                                     (10,726,000)    (10,726,000)
                                  -------------   -------------   -------------   -------------   -------------   -------------
Balance--December 31, 2000 ....      1,488,723      76,412,000              --              --    $(78,831,000)   $ (2,419,000)
Board of Directors' fees ......          1,319          18,000              --              --                          18,000
Fresenius common stock purchase         10,174          79,000              --              --                          79,000
Reclass old common stock
    balance to paid-in-capital              --     (76,499,000)     76,499,000              --              --              --
Conversion of notes payable and
    cash proceeds from sale ...      9,815,284           1,000      22,223,000              --              --      22,224,000
Net shares issued in connection
    with restricted stock plan
    including deferred
    compensation and
    amortization ..............        262,400              --         599,000        (508,000)             --          91,000
Net loss ......................                                                                    (10,061,000)    (10,061,000)
Rounding ......................             91           1,000              --              --           2,000           3,000
                                  -------------   -------------   -------------   -------------   -------------   -------------
Balance--December 31, 2001 ....     11,577,991    $     12,000    $ 99,321,000    $   (508,000)   $(88,890,000)   $  9,935,000
                                  =============   =============   =============   =============   =============   =============

                                    See accompanying summary of significant
                            accounting policies and notes to financial statements.


                                               BIO-PLEXUS, INC.

                                           STATEMENTS OF CASH FLOWS

                                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                                              -------------------------------
                                                                             2001           2000            1999
                                                                         -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Loss before reorganization costs ......................................  $ (6,684,000)  $(10,726,000)  $ (5,233,000)
Adjustments to reconcile loss before reorganization
      costs to net cash used in operating activities:
      Depreciation and amortization ...................................       907,000        546,000        552,000
      Recognition of stock-based compensation (Note 8) ................        92,000             --             --
      Write-down of equipment to net realizable value (Note 4).........            --         60,000        280,000
      Amortization of deferred debt financing expenses ................        63,000        333,000        266,000
      Amortization of debt discount ...................................       114,000      2,364,000      1,747,000
      Reorganization cost payments ....................................      (636,000)            --             --
      Decrease (increase) in assets:
           Accounts receivable, net and royalty receivables............         1,000        392,000       (344,000)
           Inventories ................................................     1,336,000       (787,000)      (238,000)
           Other current assets .......................................       (74,000)        49,000             --
      Increase (decrease) in liabilities:
           Accounts payable and accrued expenses ......................      (776,000)       288,000        275,000
           Accrued vacation & other accrued employee costs ............      (347,000)       (24,000)        19,000
           Accrued product replacement costs ..........................            --             --       (222,000)
           Deferred revenue (Note 10) .................................        49,000                      (875,000)
      Other, net ......................................................        18,000        290,000       (188,000)
                                                                         -------------  -------------  -------------
           Net cash used in operating activities ......................    (5,937,000)    (7,215,000)    (3,961,000)
                                                                         -------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases and construction of fixed assets, net .......................      (868,000)    (4,040,000)      (536,000)
Long-term investment ..................................................            --             --        627,000
Cost of patents .......................................................       (49,000)      (107,000)      (103,000)
                                                                         -------------  -------------  -------------
           Net cash used in investing activities ......................      (917,000)    (4,147,000)       (12,000)
                                                                         -------------  -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock (Note 5) ...........................     2,895,000        750,000      1,100,000
Proceeds from exercise of common stock options ........................            --        115,000         91,000
Accretion of accrued interest .........................................       937,000      1,721,000             --
Proceeds from long-term debt ..........................................            --      9,900,000      2,060,000
Payments of deferred financing costs ..................................            --       (885,000)            --
Increase in notes payable .............................................        27,000      3,850,000      2,750,000
Proceeds from sale and leaseback ......................................            --             --        137,000
Repayments of long-term debt ..........................................       (55,000)      (953,000)    (1,833,000)
                                                                         -------------  -------------  -------------
           Net cash provided by financing activities ..................     3,804,000     14,498,000      4,305,000
                                                                         -------------  -------------  -------------
           Net increase (decrease) in cash ............................    (3,050,000)     3,136,000        332,000
           Cash, beginning of period ..................................     4,003,000        867,000        535,000
                                                                         -------------  -------------  -------------
           Cash, end of period ........................................  $    953,000   $  4,003,000   $    867,000
                                                                         =============  =============  =============
Supplemental cash flow disclosures:
      Cash payments of interest (net of amounts capitalized)             $    134,000   $    382,000   $    412,000
      Cash payments of income taxes ...................................         2,000          1,000          4,000
      Debt discount ...................................................            --      2,192,000      1,900,000
      Surrender of debt upon conversion to equity .....................    19,408,000      1,333,000      1,467,000
      Non-cash reorganization costs ...................................     2,741,000             --             --


                   See accompanying summary of significant accounting policies and notes to financial statements.

                                BIO-PLEXUS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                BIO-PLEXUS, INC.


1.         FORMATION AND OPERATIONS OF THE COMPANY

           Bio-Plexus, Inc. (the "Company") was incorporated in Connecticut on September 4, 1987 and subsequently re-incorporated as a Delaware company on July 18, 2001 (pursuant to a merger agreement entered into pursuant to the Plan of Reorganization). The Company was formed for the purpose of the design, development, manufacture, sale and license of medical products. The Company's operations consist of two business segments: Safety Medical Products and Accessories and Joint Venture Design and Development.

           The products included in the Company's Safety Medical Products and Accessories segment include safety blood collection needles, needle holders, and needle disposal containers. The Company sells its products to hospitals, medical centers, and certain distributors both domestically and internationally. Since its inception, the Company has devoted substantially all of its efforts to the development and marketing of a series of safety blood collection needles and accessories marketed under the Punctur-Guard(R) trademark, the development of licensing agreements, and the development and construction of needle assembly systems used to manufacture the Punctur-Guard(R) needles. The Company has funded its operating losses since inception through loans and the sale of debt and equity securities.

           The Joint Venture Design and Development segment includes all contract design and development revenue and associated costs resulting from joint ventures and strategic partnerships with other healthcare companies. The primary source of these revenues has been the development contract with Johnson & Johnson Medical ("JJM") for the design and development of a new safety I.V. catheter, which was introduced to the market by JJM in late 2000 (See Note 10).

REORGANIZATION AND EMERGENCE FROM CHAPTER 11 AND GOING CONCERN

           On April 4, 2001 (the "Petition Date") the Company filed a voluntary petition for relief under Chapter 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Connecticut (the "Bankruptcy Court"). As of the Petition Date, the Company commenced operating its business and managed its properties as a debtor-in-possession.

           On April 4, 2001, the Company filed a Disclosure Statement (the "Disclosure Statement") and a Plan of Reorganization (the "Plan of Reorganization") with the Bankruptcy Court. The Disclosure Statement set forth certain information regarding, among other things, significant events that had occurred during the Company's Chapter 11 case and the anticipated organization, operation and financing of the reorganized Company ("Reorganized Company"). On June 12, 2001 a confirmation order was entered by the Bankruptcy Court that confirmed the Plan of Reorganization pursuant to Bankruptcy Code section 1129, and the Company emerged from its debtor-in-possession status as the Reorganized Company. The conditions precedent to the effectiveness of the Plan of Reorganization included, among other things, reincorporation of the Reorganized Company in the State of Delaware, there being no material adverse change in the development and launch of the Company's Winged Set product line, and the consummation of the Appaloosa Private Placement (as described below).

           The conditions precedent to the effectiveness of the Plan of Reorganization were met on July 18, 2001 with the reincorporation of the Reorganized Company in the State of Delaware, payment in full of all trade vendors, the conversion of the Appaloosa Entities' debt into Company common stock, and the consummation of the Appaloosa Private Placement. Subsequent to these events, the Appaloosa entities owned 87% of the Company's stock. All references to the Company before, during, and after the reorganization, and after the reincorporation in Delaware, will be as the "Company".

           The financial statements have been prepared assuming the Company will continue as a going concern. The appropriateness of using the going concern basis is dependent upon, among other things, future profitable operations, and the ability to generate sufficient cash from operations and financing arrangements to meet ongoing obligations. The uncertainty with respect to obtaining additional financing, coupled with the recurring net losses from operations, raise doubt about the Company's ability to continue as a going concern. The Company will need to raise working capital to fund operations in the latter half of 2002. The Company continues to explore additional financing alternatives and potential strategic relationships which may provide additional sources of working capital. The Company also continues to explore opportunities to further reduce operating costs and expenses. The financial statements do not include any adjustments to the carrying value of assets and liabilities that might be necessary as a consequence of these uncertainties.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

           The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. At various times, cash balances exceeded federally insured limits.

  INVENTORIES

           All inventories are stated at cost using the weighted average valuation method. Included in inventory totals were allowance for obsolescence of approximately $69,000 and $8,000 at December 31, 2001 and 2000, respectively.

  REVENUE RECOGNITION

           Product sales and related costs are recorded by the Company upon shipment of product to the customer or distributor.

           Royalty revenue is recorded as earned, based on monthly reports of royalties owed from licensees.

           Equipment sales as a result of strategic partnerships are progress billed and revenue is recognized in the billing period.

           The Company's strategic partnerships resulted in the recognition of development contract or "service" revenue. Pursuant to the terms of the agreements with these strategic partners, product and process development services are progress billed as performed and revenue is recognized over the estimated project period.

  FIXED ASSETS

           Fixed assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which range from 3-32 years. Maintenance and repair expenditures are charged to expense as incurred.

  DEFERRED DEBT FINANCING EXPENSES AND DEBT DISCOUNT

           Financing expenses and debt discount incurred in connection with the issuance of long-term debt were amortized using the interest method over the term of the debt, until the Plan of Reorganization took place in 2001.

  INCOME TAXES

           The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

  PATENTS

           Patent costs are capitalized as incurred and amortized on a straight-line basis over the shorter of the legal term or estimated economic life of the patent. Patent costs are net of accumulated amortization of $131,000 and $99,000 as of December 31, 2001 and December 31, 2000, respectively.

  RECLASSIFICATION

           Certain reclassifications have been made to the 1999 and 2000 financial statements to conform to the 2001 presentation.

     DESCRIPTION OF REORGANIZATION ACCOUNTING

           In connection with the reorganization, the Company reviewed the recommended accounting principles for entities emerging from Chapter 11 ("fresh start reporting") set forth in the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code". SOP 90-7 provides guidance with regard to disclosures while an entity is in reorganization, and requires that fresh start reporting (purchase accounting) be adopted when the reorganization value of the assets of the emerging entity (immediately before the date of confirmation) is less than the total of all post-petition liabilities and allowed claims, and the holders of existing voting shares immediately before confirmation receive less than fifty percent (50%) of the voting shares of the emerging entity. If fresh start reporting were applicable, it would require, among other things, an allocation of the reorganization value to the assets of the Company, creating a new set of financial statements for the reorganized entity. These statements would not be comparable with those prepared before the reorganization plan because they would be those of a new entity.

           In connection with the Plan of Reorganization, the holders of the existing shares received only 15% of the voting shares of the Company; however, the reorganization value of the Company was not deemed to be less than the total of all post-petition liabilities and allowed claims. Accordingly, the adoption of the fresh start requirements was not applicable, and therefore the transaction was accounted for at historical values within the third quarter of 2001 financial statements, which allows comparison of the Company's financial statements to those of prior periods.

           In determining the reorganization value, the Company utilized prior independent appraisals, discounted cash flow analysis, and comparable industry standards. The Company, subsequent to its reorganization on July 18, 2001, has paid all allowed unsecured claims and pre-petition value. All other allowed secured and priority claims were not subject to compromise, and with the exception of the Convertible Notes, were carried forward at historical values. Accordingly, there was no discounting or forgiveness of debt associated with the reorganization. Costs of the reorganization are separately identified within the statements of operations.

     REORGANIZATION COSTS

           As part of the Plan of Reorganization, certain costs were incurred and certain asset carrying values were impaired, causing a write-off of such assets. The total reorganization charge in the accompanying 2001 statements of operations was $3,377,000. Of that amount, $2,741,000 represents write-offs of unamortized debt financing costs and unamortized debt discounts. Both of these assets had originally been established with the placement of the Convertible Notes, and because of the conversion to common stock of this debt, the associated unamortized debt financing and debt discount carrying values were written off. The remaining $636,000 represents professional fees paid during the reorganization period.


3.         NEW ACCOUNTING STANDARDS

           During 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill and certain other intangible assets having indefinite lives no longer be amortized to earnings, but instead be subject to periodic testing for impairment, SFAS No. 143, "Accounting for Retirement Obligations," which provides the accounting requirements for retirement obligations associated with tangible long-lived assets, and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which excludes from the definition of long-lived assets goodwill and other intangibles that are not amortized in accordance with SFAS 142. SFAS 142 and 144 would be effective for the Company's fiscal year-ended December 31, 2002 and SFAS 143 would be effective for the Company's fiscal year ended December 31, 2003. The Company has quantified the impact of adopting the above SFAS pronouncements and has determined that the effect on the Company's financial position and results of operations is immaterial.

4.         FIXED ASSETS

           Fixed assets consist of the following:

                                                         DECEMBER 31           DECEMBER 31,
                                                            2001                   2000

           Land and building......................... $    3,083,000         $     2,490,000
           Machinery and equipment...................      6,113,000               2,906,000
           Construction-in-progress..................         52,000               3,797,000
           Production molds..........................      2,825,000               2,922,000
           Office furniture and equipment............        451,000                 875,000
           Fixed assets under capital lease..........        103,000                  76,000
                                                      ---------------        ----------------
                                                          12,627,000              13,066,000
           Less: accumulated depreciation............     (4,788,000)             (5,221,000)
                                                      ---------------        ----------------
                                                      $    7,839,000         $     7,845,000
                                                      ===============        ================

           Depreciation expense was $875,000 in 2001, $519,000 in 2000, and $532,000 in 1999.

           Total fixed assets includes $527,000 and $211,000 of capitalized interest as of December 31, 2001 and December 31, 2000, respectively.

           Beginning in 1996 and continuing into 2000, certain of the Company's fixed assets were written down to net realizable value and were subsequently written off, as the manner in which these assets were used by the Company had changed. These fixed assets consisted of primarily the Company's first generation production machinery and equipment used to manufacture its blood collection needle product line. This machinery and equipment was internally constructed, lower volume equipment that was phased out over this time period in favor of higher volume, more automated, more efficient production machinery and equipment. Total losses resulting from these write-downs and subsequent write-offs amounted to $0 in 2001, $60,000 in 2000, $280,000 in 1999, and
$1,359,000 in 1998, and such losses were reported in product costs on the statements of operations in those years.

5.         CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

           The Company's contractual obligations and commercial commitments as of December 31, 2001 and 2000 consisted of the following:

                                            PAYMENTS DUE BY PERIOD

TOTAL AS OF                                                                                                      TOTAL AS OF
CONTRACTUAL                             DECEMBER 31,   LESS THAN        1-3              4-5          AFTER      DECEMBER 31,
OBLIGATIONS                                 2001        1 YEAR         YEARS            YEARS        5 YEARS         2000
-----------                                 ----        ------         -----            -----        -------         ----
Long-Term Debt.....................      $1,194,000   $   40,000     $  91,000       $  109,000      $954,000    $17,801,000
Capital Lease Obligations..........          65,000       20,000        38,000            7,000            --         57,000
Operating Leases...................          69,000       30,000        29,000           10,000            --         84,000
Unconditional Purchase
   Obligations.....................           9,000        9,000            --               --                    1,301,000
Other Long-Term Obligations........              --           --            --               --            --             --
                                         -----------  -----------     ---------      -----------     ---------   ------------
Total Contractual Cash
   Obligations.....................      $1,337,000   $   99,000      $158,000       $  126,000      $954,000    $19,243,000
                                         ===========  ===========     =========      ===========     =========   ============


                                  AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                                    TOTAL
                                                   AMOUNTS
                                                  COMMITTED
                                                 DECEMBER 31,     LESS THAN       1-3        4-5      OVER 5
OTHER COMMERCIAL COMMITMENTS                         2001          1 YEAR        YEARS      YEARS      YEARS
----------------------------                         ----          ------        -----      -----      -----

Lines of Credit...............................      $ --           $ --          $ --        $ --      $ --
Standby Letters of Credit.....................        --             --            --          --        --
Guarantees....................................        --             --            --          --        --
Standby Repurchase Obligations................        --             --            --          --        --
Other Commercial Commitments..................        --             --            --          --        --
                                                     ---           ----          ----        ----      ----
Total Commercial Commitments..................      $ --           $ --          $ --        $ --      $ --
                                                    ====           ====          ====        ====      ====

           Rent expense was $62,000 in 1999, $54,000 in 2000 and $65,000 in
2001.

           The December 31, 2000 long-term debt balance of $17,801,000 shown above was net of $1,902,000 of unamortized discount. During 2001, this amount was written off as part of the Company's total reorganization costs of $3,377,000 reflected in the accompanying statements of operations.

FACILITY MORTGAGE

           On October 28, 1994, the Company acquired a manufacturing and warehouse facility for $1,500,000. The seller in the form of a note, which bears interest at 9% per annum, provided financing of $1,350,000 of the purchase price. Interest only was payable for the first two years of the note. Principal and interest payments began in October 1996, and are based on a twenty-year amortization schedule with a balloon payment due on November 1, 2009. The note is secured by a first mortgage on the facility.

FINANCING TRANSACTIONS WITH THE APPALOOSA ENTITIES

           The following section details the Company's financing and reorganization activities covering the period from 1999 to the effective reorganization date of July 18, 2001. During this timeframe, the Company completed a series of financings with the Appaloosa Entities. In accordance with the Company reorganization on July 18, 2001, all Appaloosa Entities' debt was subsequently converted to Company common stock and Appaloosa Entities' common stock warrants and stock options were canceled and deemed extinguished as part of the Plan of Reorganization. All references to the Company before, during, and after the reorganization, and after the reincorporation in Delaware, will be as the "Company", unless otherwise indicated.

CONVERTIBLE NOTE FINANCING

           On September 21, 1999, the Company received a commitment from Appaloosa Management L.P. for a total financing package of $17.5 million, comprised of (i) $16.75 million of zero-coupon, secured convertible notes due 2005 (the "Convertible Notes"), (ii) 25,000 shares of common stock issued at a purchase price of $30 per share (the "Permanent Financing Shares") and (iii) nine-year warrants to purchase up to 150,000 shares of common stock at an initial exercise price of $70 per share (the "$70 Warrants", and collectively with the Convertible Notes and the Permanent Financing Shares, the "Permanent Financing"). The Permanent Financing was consummated on April 28, 2000 after receipt of stockholder approval of the terms of the Permanent Financing and certain related matters. All Convertible Notes were converted into Company common stock on July 18, 2001, as part of the consummation of the Plan of Reorganization (see Note 1).

BRIDGE TRANSACTIONS

           Pending consummation of the Permanent Financing, on October 21, 1999, the Company issued to certain funds for which Appaloosa Management L.P. acts as investment adviser (collectively, the "Appaloosa Entities") a 7.5% non-convertible secured note in the aggregate principal amount of $3 million (the "First Bridge Note"). In January 2000, the interest rate on the First Bridge Note was increased to 12% per annum. In connection with the issuance of the First Bridge Note, the Company also issued to the Appaloosa Entities (i) a five-year warrant to purchase up to 100,000 shares of common stock, at an initial exercise price of $30 per share (the "$30 Warrants") and (ii) a nine-year warrant to purchase up to 150,000 shares of common stock at an initial exercise price of $50 per share (the "$50 Warrants") (the $30 Warrants and $50 Warrants are collectively referred to herein as the "First Bridge Warrants"). At the election of the Appaloosa Entities and upon the closing of the Permanent Financing, the exercise price of the $30 Warrants increased to $40 per share of common stock. The exercise price of the $50 Warrants increased to $70 per share of common stock upon the closing of the Permanent Financing. The $50 Warrants contained a net-exercise provision. The fair value of the warrants at the date of issuance was recorded as a discount on the debt and was amortized over the term of the First Bridge Note.

           On January 5, 2000, the Company issued to the Appaloosa Entities a 15% non-convertible secured note in the aggregate principal amount of $1.65 million (the "Second Bridge Note"). In connection with the issuance of the Second Bridge Note, the Company also agreed to issue and sell on the earlier of
(i) April 30, 2000 and (ii) the closing of the Permanent Financing, five-year warrants to acquire up to 20,000 shares of common stock at an initial exercise price of $30 per share (the "Second Bridge Warrants"). The Second Bridge Warrants contained a net-exercise provision.

           On April 3, 2000, the Company issued to the Appaloosa Entities a 15% non-convertible secured note in the aggregate principal amount of $2.2 million (the "Third Bridge Note"). No warrants or convertible securities were issued in connection with the Third Bridge Note. The First Bridge Note, the Second Bridge Note and the Third Bridge Note are collectively referred to as the "Bridge Notes". The Bridge Notes were not convertible into shares of common stock and were paid-in-full at the closing of the Permanent Financing on April 28, 2000.

PERMANENT FINANCING

           In order to consummate the Permanent Financing, the Company was required by the rules of the NASDAQ Stock Market to obtain the approval of a majority of the Company's stockholders of the terms and conditions of the Permanent Financing. In addition, the Connecticut Business Corporation Act required that the Company obtain stockholder approval of (i) an amendment to the Company's certificate of incorporation (the "Charter Amendment") and (ii) an amendment to the Company's 1991 Long-Term Incentive Plan (the "Incentive Plan Amendment"). The Charter Amendment and the Incentive Plan Amendment were required by the terms of the Permanent Financing. The approval of the Company's stockholders of the terms of the Permanent Financing, the Charter Amendment and the Incentive Plan Amendment is collectively referred to as "Stockholder Approval". Coinciding with Stockholder Approval obtained on April 28, 2000, the Company issued to the Appaloosa Entities the Convertible Notes, the Permanent Financing Shares and the $70 Warrants. The Convertible Notes were convertible into shares of common stock at an initial conversion price of $30. The $70 Warrants contained a net-exercise provision. The fair value of the warrants at the date of issuance was recorded as a discount on the debt, which was to be amortized over the term of the debt.

           The Permanent Financing generated aggregate proceeds to the Company of $17.5 million. After repayment of the Bridge Notes and costs and expenses associated with the financing, the Company realized net proceeds of approximately $9.6 million, which was available along with existing resources for general working capital purposes, subject to the terms and conditions of the Permanent Financing transaction agreements.

           The Convertible Notes contained certain restrictive covenants, including, but not limited to, minimum (maximum) operating profit (loss), minimum product sales revenues, and maximum permitted capital expenditures, all as defined. Prior to the effectiveness of the Plan of Reorganization, the Company was in violation of the operating profit (loss) and minimum product sales revenues covenants. Under the terms of the agreement, the Appaloosa Entities were entitled to call the Convertible Notes if the Company was in violation of any restrictive covenant. The covenant violations were not waived by the Appaloosa Entities; however, such notes were converted under the provisions of the Plan of Reorganization (see above). Accordingly, the full amount of the convertible debt was classified as a current liability as of March 31, 2001, up until July 18, 2001, when the debt was converted to equity.

CONVERTIBLE DEBENTURES

           On April 27, 1999, the Company sold an aggregate principal amount of $2,500,000 of its 6% Convertible Debentures due June 30, 2004 (the "6% Debentures") to several purchasers (the "Debenture Holders") (the "Convertible Debenture Financing"). The 6% Debentures were convertible at any time at the option of the Debenture Holders into shares of the Company's common stock at the lesser of a fixed conversion price of $30.60 per share (as may have been adjusted from time to time) or a floating conversion price at the time of the conversion if the floating conversion price was less than $30.60 per share (as may have been adjusted from time to time). The 6% Debentures could have been wholly or partially redeemed at the option of the Company for an amount not to exceed 130% of the face value thereof plus accrued and unpaid interest at any time after the date of issuance. As of September 30, 2000, the Debenture Holders had converted all of the $2,500,000 outstanding principal balance of the 6% Debentures into 88,073 shares of common stock. The Company and the Debenture Holders had limited put and call options, respectively, for additional 6% Debentures. In connection with the subsequent financing by the Appaloosa Entities, the Company agreed not to exercise its put right under the 6% Debentures. As of July 26, 2000, the Debenture Holders' call options expired and were not exercised. In connection with the Convertible Debenture Financing, the Company issued a warrant to purchase up to 50,000 shares of the Company's common stock at an exercise price of $33.80 per share. Such warrant was canceled and deemed extinguished as part of the Plan of Reorganization explained above.

THE APPALOOSA PRIVATE PLACEMENT

           On July 18, 2001, the Company completed a private placement of 1,314,060 shares of its common stock to certain funds for which Appaloosa Management L.P. acts as investment adviser (collectively referred to herein as the "Purchasers"). The purchase price paid for the stock was $3 million, which was reduced in an amount equal to the Purchaser's costs incurred in connection with the transaction and the amount of the Company's outstanding indebtedness for borrowings pursuant to the financing provided by the Purchasers during the Chapter 11 case. The private placement was made pursuant to a Stock Purchase Agreement, which contained customary provisions, including representations and warranties.

6.  INCOME TAXES

           Net deferred tax assets are as follows:

                                                                        DECEMBER 31,
                                                                        ------------
                                                                2001                   2000
                                                                ----                   ----
           Costs capitalized for tax purposes.............  $     30,000         $     14,000
           Research tax credits...........................            --              770,000
           Net operating losses...........................     9,210,000           27,116,000
                                                            -------------        -------------
           Gross deferred tax assets......................     9,240,000           27,900,000
           Deferred tax liabilities--depreciation.........    (1,305,000)          (1,050,000)
                                                            -------------        -------------
                                                               7,935,000           26,850,000
           Less: valuation allowance......................     7,935,000           26,850,000
                                                            -------------        -------------
                Net deferred tax assets...................  $         --         $         --
                                                            =============        ==============

           The Company has provided a valuation allowance for the full amount of net deferred tax assets since the realization of these future benefits cannot be reasonably assured as of the end of each related year. If the Company achieves profitability, the net deferred tax assets would be available to offset future income taxes.

           At December 31, 2001, the Company has available federal net operating loss (NOL) carryforwards of approximately $89,000,000. However, because of the ownership change described in footnote 1, the federal NOLs are subject to certain annual limitations. This is because, as defined in the Internal Revenue Code section 382, certain substantial ownership changes limit the utilization of the available net operating loss and tax credit carryforwards (the Section 382 Limitation). The Section 382 Limitation is calculated by multiplying the fair market value of the loss corporation immediately preceding the change of ownership, by the long-term, tax-exempt rate prescribed by the IRS. Because of the change in ownership in July 2001, and based on the Section 382 Limitation calculation, the Company will be allowed to use approximately $1,300,000 of its federal NOLs per year, for those federal NOLs generated prior to July 2001. In addition, there was approximately $5,000,000 of federal net operating loss carryforwards generated after the change of ownership (from July 2001 to December 2001). There are no limitations associated with the Company's ability to utilize the $5,000,000 of additional federal NOLs.

           The federal carryforwards expire in years 2002 through 2021. State of Connecticut net operating loss carryforwards of approximately $38,000,000 expire in years 2002 through 2006.

7.         SHAREHOLDERS' EQUITY

CAPITAL STOCK TRANSACTIONS

           Effective July 18, 2001, the Reorganized Company reincorporated in the State of Delaware. The reorganization was effected pursuant to a merger agreement entered into pursuant to the Plan of Reorganization (the "Merger Agreement"). Immediately prior to the reincorporation, the Reorganized Company affected a reverse stock split pursuant to the Plan of Reorganization. As a result of the reverse stock split, each ten shares of the Reorganized Company's common stock was converted into one share of Reorganized Company common stock. Thereafter, the reincorporation was effected in accordance with the Merger Agreement by merging the Reorganized Company with and into the Company. As a result of that merger, the separate corporate existence of the Reorganized Company ceased, and the certificate of incorporation and bylaws of the Company became and continue in effect as the registrant's certificate of incorporation and bylaws. All share and per share information has been restated to reflect the effect of the reverse split. All warrants and options issued prior to the Company reorganization on July 18, 2001 were canceled and deemed extinguished.

           The Company has an authorized class of 5,000,000 shares of preferred stock, none of which are issued and outstanding as of December 31, 2001. The Board of Directors has the authority, without shareholder approval, to issue preferred stock in one or more series and to fix the relative rights and preferences of the preferred stock, including their redemption, dividend and conversion rights. The preferred stock could have the effect of delaying, deterring or preventing a change of control. At December 31, 2000, the Company had 3,000,000 shares of convertible preferred stock authorized, none of which were issued and outstanding.

           In conjunction with the Appaloosa Private Placement described in Note 5, the Company also issued to the Appaloosa Entities ("Purchasers") warrants to purchase 1,314,060 shares of its common stock (the "Warrants"). The Warrants have an exercise price of $2.283 per share. The Warrants contain customary provisions, including anti-dilution protection. Upon the Company achieving certain performance targets, (a) the Company shall have the right to redeem these Warrants at a price of $.01 per share at any time 45 days after the Purchasers receive notice of the achievement of the performance target by the Company and (b) the Warrants shall be exercisable by the Purchasers for 30 days after the Purchasers receive notice of the achievement of the performance target by the Company. The exercise of these Warrants, assuming they are exercised in full, would yield proceeds of approximately $3 million to the Company.

8.         2001 STOCK INCENTIVE PLAN

           On July 19, 2001 the Company adopted a new employee stock option plan and a restricted stock plan (collectively, the "2001 Stock Incentive Plan"). The total number of stock options and restricted stock shares reserved under the 2001 Stock Incentive Plan is 2,000,000, of which a total of 1,135,500 were issued and outstanding as of December 31, 2001. The total outstanding at December 31, 2001 consisted of 873,100 stock options and 262,400 restricted stock shares. All grants were made on July 19, 2001 and the vesting period for both stock options (except for the two-year vesting period associated with 100,000 stock options issued to Scott Tepper, a director of the Company) and restricted stock shares is three years with one third vesting on each grant date anniversary. The exercise strike price for the stock options as well as the fair market value on the date of grant of the restricted stock issuances was $2.283 per option/share. The stock options are exercisable over a period of 10 years from the grant date.

           With regard to the restricted stock issuances, compensation expense, determined at the date of grant, is being recognized ratably in accordance with the vesting schedule. Compensation expense recognized was $92,000 for the six months ended December 31, 2001. At December 31, 2001, $508,000 of future compensation expense associated with the restricted stock shares has been deferred and is included in deferred compensation in the accompanying balance sheets.

           A summary of stock option activity under the 2001 Stock Incentive Plan is as follows:

                                                         NUMBER OF              EXERCISE
                                                          OPTIONS                 PRICE
                                                          -------                 -----
           Outstanding at December 31, 1998............     42,890
           Granted--1999...............................     15,300         $    21.60-$25.60
           Canceled--1999..............................       (683)        $    27.50-$92.50
           Exercised--1999.............................     (3,292)        $    27.50
                                                          ---------
           Outstanding at December 31, 1999............     54,215
           Granted--2000...............................     78,406         $    13.80-$40.60
           Canceled--2000..............................    (20,870)        $    13.80-$27.50
           Exercised--2000.............................     (6,250)        $    21.60-$27.50
                                                          ---------
           Outstanding at December 31, 2000............    105,501
           Canceled July 18, 2001......................   (105,501)
                                                          ---------
           Outstanding at July 19, 2001................          0
           Granted--2001...............................    873,100                  $  2.283
           Exercised--2001.............................         --
                                                          ---------
           Outstanding at December 31, 2001............    873,100
                                                          =========

           There are no stock options exercisable under the 2001 Stock Incentive Plan at December 31, 2001.

           The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company has reviewed provisions of FASB 123, "Accounting for Stock Based Compensation," and determined that the effects on the financial statements for the years ended December 31, 2001 and 2000 are immaterial. Therefore, no pro forma information has been presented.

9.         DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

           The carrying amount for cash and cash equivalents approximates fair value because of the short-term nature of these instruments. The carrying amount for accounts receivable, note payable, accounts payable, and accrued expenses, are deemed reasonable because of the short-term nature of these items.

           The following table represents the fair value of the Company's long-term debt. Such values are estimated based upon the current rates that would be offered to the Company on similar debt.

             DECEMBER 31, 2001                          DECEMBER 31, 2000
             -----------------                          -----------------
   CARRYING                     FAIR            CARRYING               FAIR
    AMOUNT                      VALUE            AMOUNT                VALUE
    ------                      -----            ------                -----

$   1,194,000               $   1,194,000   $  17,801,000          $   9,600,000

10.        LICENSING AND DISTRIBUTION AGREEMENTS

           On January 28, 1997 the Company entered into a Development and License Agreement and a Supply Agreement with Johnson & Johnson Medical, Inc. ("JJM") of Arlington, Texas. Under the terms of the agreements, the Company would develop and manufacture safety needle assemblies for JJM utilizing its self-blunting technology, which would be used by JJM, under an exclusive worldwide license granted by the Company, to manufacture and sell a new safety I.V. catheter. The Company received $2,900,000 in service fees to complete the development of the safety needle assemblies and for the development of the manufacturing equipment and tooling. JJM agreed to acquire initial production equipment and tooling which was completed in 1998.

           On April 9, 1998 the Company amended the Development and License Agreement and canceled the Supply Agreement with JJM. The amended terms include certain changes in the licensing and royalty agreements as well as the transfer of manufacturing of the safety needle assemblies to JJM, in exchange for an initial milestone payment of $3,500,000, with an additional $500,000 payable upon the completion of certain milestones. The $3,500,000 payment was recorded as deferred revenue and $875,000 and $2,625,000 were recognized into income during 1999 and 1998, respectively. The revised agreement also provided for an additional $300,000 payable to the Company for initial capital equipment purchases, which were paid in 2000 and 2001. This agreement also stipulates the payment of royalties based on unit volume sales of the licensed product. There are minimum royalties stipulated in this agreement. The royalties under this agreement began in the calendar year 2001. The minimum royalties for the first year were $184,000. However, because the actual unit sales by JJM exceeded the minimums, the actual royalties earned in 2001 were $393,000.

           In October 1998, the Company entered into a distribution agreement with Fisher HealthCare of Houston, Texas, the second largest operating unit of Fisher Scientific. Fisher Scientific is one of the world leaders in serving science, providing more than 245,000 products and services to research, healthcare, industrial, educational and government customers in 145 countries. The distribution agreement allows Fisher HealthCare to purchase and distribute all of the Bio-Plexus blood collection products.

           On October 23, 1998, the Company entered into an exclusive License Agreement and Design, Development and Asset Transfer Agreement for a safety Peripherally Inserted Central Catheter ("PICC") introducer with TFX Medical ("TFX"), a division of Teleflex Incorporated, the industry's dominant supplier of PICC introducers. The License Agreement includes certain minimum annual volume requirements and ongoing royalties on the sale of PICC introducer catheters featuring Punctur-Guard(R) technology. In the first quarter of 2000, the Company completed its obligations under the Design, Development and Asset Transfer Agreement. The Company earned $91,000 in royalties from TFX in fiscal year 2001, compared to $68,000 in fiscal 2000.

           In January 2000, the Company entered into a distribution agreement with Owens & Minor, a major distributor of medical products to hospitals throughout the United States. Owens & Minor, a Fortune 500 company headquartered in Richmond, Virginia, is one of the nation's largest distributors of national brand medical and surgical supplies. The company's distribution centers serve hospitals, integrated healthcare systems and group purchasing organizations nationwide. The distribution agreement allows Owens & Minor to purchase and distribute all of the Bio-Plexus blood collection products.

           On February 21, 2000, the Company entered into a distribution agreement with McKessonHBOC Medical Group of Richmond, Virginia. McKessonHBOC's Supply Management Business is a leading distributor of medical-surgical supplies to more than 5,000 hospitals nationwide. The agreement allows McKessonHBOC to purchase and distribute the Company's products on a non-exclusive basis without territorial limitations or restrictions. The agreement is in effect for a period of five years and shall continue automatically in effect for successive terms of five years each until terminated by either party.

           On December 19, 2000, the Company entered into a Development and Manufacturing and Distribution Agreement with Fresenius. Pursuant to this agreement, during the first phase, the Company and Fresenius will develop Extracorporeal Therapy Needles, and the Company will deliver 5,000 finished needle assemblies for evaluation by Fresenius. The Company anticipates that it will complete these obligations under the contract in the second quarter of 2002. Fresenius then has a four-month option period to decide whether or not to proceed with the second phase. If it elects to exercise the option for phase two, Fresenius will manufacture, market, and distribute the needles. In connection with this agreement, the Company also granted to Fresenius, contingent on its exercise of the phase two option, an exclusive worldwide license to manufacture, have manufactured, use, sell, have sold or offer for sale such needles utilized in dialysis applications covered by the Punctur-Guard(R) technology. The Fresenius agreement provides for the payment of royalties to the Company within twelve months after the election by Fresenius to proceed with phase two.

           The Company has been successful in negotiating a number of GPO supply agreements that represent the majority of hospitals in the U.S. Having these agreements in place is an added incentive for a member healthcare organization to purchase the Company's products. In 2001 the Company entered into multiple year agreements with three of the leading GPOs--Amerinet, Broadlane and Consorta--and the Department of Veteran Affairs for supplying the Company's products to V.A. hospitals. The Company also has an evaluation agreement with Premier, which is one of the largest GPOs in the country. This agreement, entered into in the fourth quarter of 2000, is for 18 months. The Company is currently in the process of negotiating a new multi-year agreement, which it expects to successfully conclude in 2002.

11.        SEGMENT FINANCIAL DATA

           The Company's operations consist of two worldwide business segments:
Safety Medical Products and Accessories and Joint Venture Design & Development. The Safety Medical Products and Accessories segment includes operations associated with the manufacture of blood collection needles, needle holders and needle disposal containers. Starting in 2000, this segment also began to include royalty revenues. The Joint Venture Design & Development segment includes operations associated with product design and development, product licensing, and the design, development and construction for machinery and tooling in connection with joint venture partners.

           Distinct reporting by such segments was deemed necessary by management based on the significance of reported revenues and expenses and the Company's intention to focus operating resources in both of these areas. For the periods presented, there were no intersegment revenues.

           Information with respect to each of the Company's business segments is as follows:

SEGMENT REVENUE

                                                             2001                2000              1999
                                                             ----                ----              ----
           Safety Medical Products and Accessories...    $   6,049,000      $   4,761,000     $   5,498,000
           Joint Venture Design & Development........          322,000            234,000         1,526,000
                                                         --------------     --------------    --------------
           Total Revenue.............................    $   6,371,000      $   4,995,000     $   7,024,000
                                                         ==============     ==============    ==============

MAJOR CUSTOMERS

           The Company had one customer in the Safety Medical Products and Accessories segment, a domestic distributor of product, which accounted for approximately 38%, 49%, and 52% of revenues for 2001, 2000, and 1999, respectively. Another domestic distributor of product in this segment accounted for approximately 23%, 26%, and 13% of revenues for 2001, 2000, and 1999, respectively. If the Company lost one of these distributors, the hospitals and other users could still purchase the Company's products from other distributors. However, the loss of business of any of the foregoing distributors could disrupt the Company's business and possibly have a material adverse effect on the business and prospects of the Company. The Company had export sales in this segment of approximately $51,000 in 2001, $0 in 2000, and $548,000 in 1999.

SEGMENT PROFIT (LOSS)

                                                                         2001                   2000                  1999
                                                                         ----                   ----                  ----
           Safety Medical Products and Accessories                   $  2,409,000           $  2,311,000           $ 1,744,000
           Joint Venture Design & Development...................          159,000                199,000             1,439,000
                                                                     -------------           ------------          ------------
           Total Gross Margin...................................        2,568,000              2,510,000             3,183,000
                                                                     -------------           ------------          ------------
           Selling, general and administrative expenses.........        6,323,000              7,404,000             4,670,000
           Pre-production manufacturing.........................          540,000                     --                    --
           Research and development.............................        1,538,000              1,453,000             1,379,000
           Reorganization costs.................................        3,377,000                     --                    --
           Financing expenses...................................          851,000              4,379,000             2,367,000
                                                                     -------------           ------------          ------------
           Net Loss                                                  $(10,061,000)          $(10,726,000)          $(5,233,000)
                                                                     -------------           ------------          ------------

SEGMENT CAPITAL EXPENDITURES

                                                                         2001                 2000              1999
                                                                         ----                 ----              ----
           Safety Medical Products and Accessories..............    $   868,000        $   4,040,000      $    536,000
           Joint Venture Design & Development...................             --                   --                --
                                                                    ------------       --------------     -------------
           Total Capital Expenditures...........................    $   868,000        $   4,040,000           536,000
                                                                    ============       ==============     =============

           Net identifiable assets related to Safety Medical Products and Accessories were $5,700,000, $5,561,000, and $2,198,000, at December 31, 2001,
2000, and 1999, respectively. Depreciation expense related to these assets was $729,000, $391,000, and $269,000 for the years ended December 31, 2001, 2000, and 1999, respectively. Due to the service nature of the Joint Venture Design and Development segment, identifiable assets were not material for the periods presented.

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